Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (Nos. 333-127032 and 333-145548) on Forms S-8 and Registration Statement (Nos. 333-145350) on Form S-3 of Western Alliance Bancorporation of our report dated March 13, 2009 relating to our audits of the consolidated financial statements and internal control over final reporting included in the Annual Report to shareholders, which is included in this Annual Report on Form 10-K of Western Alliance Bancorporation for the year ended December 31, 2008.
/s/ McGLADREY & PULLEN, LLP
Las Vegas, Nevada
March 13, 2009
McGladrey & Pullen, LLP is an independent member firm of
RSM International, an affiliation of independent accounting
and consulting firms.